Exhibit 99.1

Saga Communications, Inc.

Announces the Resumption of the Company’s Quarterly Cash Dividend

and Declares a Quarterly Cash Dividend of $0.16 per Share

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – June 21, 2021 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company”, “Saga” or “our”) today announced that its Board of Directors declared a quarterly cash dividend of $0.16 per share. The dividend will be paid on July 16, 2021, to shareholders of record on June 30, 2021. The aggregate amount of the payment to be made in connection with the quarterly dividend will be approximately $960 thousand. The quarterly cash dividend will be funded by cash on the Company’s balance sheet. Including this dividend, the Company will have paid over $72 million in dividends to shareholders since the first special dividend was paid in 2012.

The Company currently intends to pay regular quarterly cash dividends in the future as declared by the Board of Directors. Consistent with returning value to our shareholders, the Board of Directors may also consider declaring special cash dividends, stock dividends, and stock buybacks in the future.

Saga is a broadcasting company whose business is devoted to acquiring, developing, and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM, 35 AM radio stations and 79 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties. Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements. The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K. Readers should note that forward-looking statements may be impacted by several factors, including national and local economic changes and changes in the radio broadcast industry in general, and the ongoing economic impact of the COVID-19 pandemic as well as Saga’s actual performance. Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.